UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 5, 2014

MARTIN MIDSTREAM PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-50056	05-0527861
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

4200 Stone Road Kilgore, TX 75662
(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code: (903) 983-6200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On May 5, 2014, Martin Operating Partnership L.P. (the “Operating Partnership”), a wholly owned subsidiary of Martin Midstream Partners L.P. (the “Partnership”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Atlas Pipeline Mid-Continent Holdings, LLC (“Atlas”), a subsidiary of Atlas Pipeline Partners L.P., to acquire all of the membership interests of Atlas Pipeline NGL Holdings, LLC (“Holdings I”) and Atlas Pipeline NGL Holdings II, LLC (“Holdings II” and, together with Holdings I, “Holdings”) (the “Acquisition”). Total consideration for the Acquisition, which has been approved by the applicable boards of directors of all parties, will be approximately $135.0 million, subject to certain post-closing adjustments.

The Purchase Agreement contains customary representations, warranties and agreements by the Operating Partnership and Atlas and customary conditions to closing. The closing of the Acquisition is expected to occur in the second quarter of 2014, subject to satisfaction of closing conditions.

The Purchase Agreement also contains indemnification obligations of both the Operating Partnership and Atlas, and other covenants and obligations of the parties. The Purchase Agreement contains certain termination rights for the Operating Partnership and Atlas, including, among others, the right to terminate if the Acquisition is not completed by June 30, 2014.

The preceding summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference. In the event of any discrepancy between the preceding summary and the text of the Purchase Agreement, the text of the Purchase Agreement shall control.

The Purchase Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide factual information about the Operating Partnership or Atlas and should not be relied on by any other person or entity for any purposes. The Purchase Agreement contains representations and warranties that each of the parties have made to each other as of specific dates and to evidence their agreement on various issues. The assertions and other statements or disclosures embodied in those representations and warranties were made solely for purposes of the contract between such parties and may be subject to important qualifications and limitations or other factors agreed to by each such party in connection with the negotiated terms, which qualifications and limitations are not necessarily reflected in the Purchase Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to investors or may have been used for purposes of allocating risk between each party rather than establishing matters as fact. Based on the foregoing, you should not rely on the representations, warranties and disclosures included in the Purchase Agreement as statements of factual information.

Credit Agreement Amendment

On May 5, 2014, the Operating Partnership and the Partnership entered into a Second Amendment to Third Amended and Restated Credit Agreement (the “Credit Agreement Amendment”), which amended that certain Third Amended and Restated Credit Agreement, dated as of March 28, 2013, by and among the Operating Partnership, as the borrower, the Partnership, and Royal Bank of Canada, as administrative agent and collateral agent for the lenders and as L/C Issuer and a lender, and the other lenders party thereto (the “Credit Agreement”), as amended by First Amendment to Third Amended and Restated Credit Agreement, dated as of July 12, 2013.

The Credit Agreement Amendment amends the Credit Agreement to, among other things, permit the Partnership to make certain investments related to West Texas LPG Pipeline Limited Partnership, a Texas limited partnership and to acquire all of the outstanding membership interests in Holdings. The Credit Agreement Amendment is not expected to materially change the financial covenants contained within the Credit Agreement or the Partnership’s compliance therewith.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under the caption “Credit Agreement Amendment” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On May 5, 2014, the Partnership issued a press release announcing that the Operating Partnership and Atlas had entered into the Purchase Agreement. A copy of the press release is furnished as an exhibit to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 is deemed to be “furnished” and not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Purchase and Sale Agreement of Membership Interests of Atlas Pipeline NGL Holdings, LLC and Atlas Pipeline NGL Holdings II, LLC, dated as of May 5, 2014, by and between Atlas Pipeline Mid-Continent Holdings, LLC and Martin Operating Partnership L.P.

99.1	Press Release dated May 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTIN MIDSTREAM PARTNERS L.P.

		By:	Martin Midstream GP LLC,
Its General Partner

Date: May 5, 2014	By:	/s/ Robert D. Bondurant
Robert D. Bondurant,
Executive Vice President, Treasurer and
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Purchase and Sale Agreement of Membership Interests of Atlas Pipeline NGL Holdings, LLC and Atlas Pipeline NGL Holdings II, LLC, dated as of May 5, 2014, by and between Atlas Pipeline Mid-Continent Holdings, LLC and Martin Operating Partnership L.P.

99.1	Press Release dated May 5, 2014.